John Brooklier
312-441-6184

                            HELLER FINANCIAL, INC.
                            ----------------------
                        REPORTS RECORD 1996 NET INCOME
                        ------------------------------
                  AND CONTINUING IMPROVEMENT IN ASSET QUALITY
                  -------------------------------------------

     Chicago--(January 27, 1997)--Heller Financial, Inc. today reported record net income for full-year 1996 along with continued strong growth in its asset-based businesses and improvement in the company's overall asset quality, said Chairman and Chief Executive Officer Richard J. Almeida.

  Highlights of the company's 1996 full-year results compared to 1995 include:

 . New business volume which exceeded $4.0 billion--spread across both newer and established franchise businesses--helped drive overall asset growth. Total lending assets and investments increased by $581 million, or 6 percent, even with the significant reduction in the pre-1990 portfolio. The company made further progress toward its goal of diversifying assets and building a more balanced portfolio. During 1996, Heller's six asset-based businesses grew by more than $1 billion, or 35 percent, in lending assets and investments and now comprise the company's largest product category at 44 percent of the portfolio. As important, the company is rapidly approaching its goal of no single business representing more than 25 percent of the portfolio.

 . Net income for 1996 was $133 million, a 6 percent increase over the prior year, and the fourth consecutive year of record earnings. Growth in net income was mainly the result of a significantly lower provision for losses-- reflecting the company's improving credit quality--which more than offset reduced operating revenues and increased spending for developing businesses.

 .    The reduction in operating revenues reflects the shift in the portfolio to lower-risk, lower-priced products coupled with lower net gains from the sale of investments and a decline in the level of fee accelerations. Offsetting these declines, income of international joint ventures increased 26 percent year to year and the domestic factoring business showed strong volume growth of 14 percent.

 .    The provision for losses decreased dramatically due to the excellent credit quality of the post-1990 portfolio as well as lower writedowns and increased recoveries in the pre-1990 portfolio. Assets in the pre-1990 portfolio fell by $547 million and now make up only 10 percent of the company's total portfolio. During 1996, net writedowns on the post-1990 portfolio totaled only $41 million, or 50 basis points, of total average lending assets versus $45 million, or 56 basis points, in 1995. Recoveries totaled $55 million in 1996. The company's nonearning assets fell to 3.3 percent of total lending assets at year-end 1996 compared to 3.6 percent for the prior year. Nonearnings of $278 million at the end of 1996 represent the third consecutive year of declining nonearning asset levels.

     "We're pleased that the company continues to realize asset and earnings growth, particularly since both important categories reflect contributions from a broad mix of both our newer and our more established businesses," said Almeida. "Equally important is our consistent focus on improving credit quality and diversifying our portfolio, areas in which we continue to make significant progress."

     Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with cash flow financing and specialized equity investments, factoring and working capital loans, equipment financing and leasing, asset-based finance and real estate financing. The company also operates through joint venture and wholly-owned companies located in 18 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, asset-based finance, acquisition finance, leasing, vendor finance and trade finance.

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in millions)

                                                       December 31, 1996    December 31, 1995
                                                       -----------------    -----------------
Assets
------

Cash and cash equivalents                                     $  296                $  599
Receivables                                                    8,529                 8,085
Less:  Allowance for losses of receivables                       225                   229
                                                              ------                ------

  Net receivables                                              8,304                 7,856

Investments                                                      805                   693
Investments in international joint ventures                      272                   233
Other assets                                                     249                   257
                                                              ------                ------

                                                              $9,926                $9,638
                                                              ======                ======
Liabilities and Stockholders' Equity
------------------------------------

Senior debt
  Commercial paper and short-term borrowings                  $2,745                $2,223
  Notes and debentures                                         4,761                 5,145
                                                              ------                ------

  Total debt                                                   7,506                 7,368

Credit balances of factoring clients                             590                   497
Other payables and accruals                                      306                   343
                                                              ------                ------

  Total liabilities                                            8,402                 8,208

Minority interest in equity of Heller International
 Group, Inc.                                                      57                    46

Stockholders' equity
  Cumulative Perpetual Senior Preferred
   Stock, Series A                                               125                   125
  Cumulative Convertible Preferred
   Stock, Series D                                                25                    25
  Common stock, additional paid-in
   capital and retained earnings                               1,317                 1,234
                                                              ------                ------

  Total stockholders' equity                                   1,467                 1,384
                                                              ------                ------

                                                              $9,926                $9,638
                                                              ======                ======

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                 (in millions)


                                           For the Year Ended
                                           ------------------
                                              December 31,
                                              ------------


                                           1996             1995
                                          -----            -----

Interest income                           $ 807            $ 851
Interest expense                            452              464
                                          -----            -----

  Net interest income                       355              387

Fees and other income                       134              198
Income of international joint ventures       44               35
                                          -----            -----

Operating revenues                          533              620

Operating expenses                          247              216
Provision for losses                        103              223
                                          -----            -----

Income before taxes and
 minority interest                          183              181

Income tax provision                         43               49

Minority interest in income of
 Heller International Group, Inc.             7                7
                                          -----            -----

Net income                                $ 133            $ 125
                                          =====            =====
